Exhibit 3.75

State of Delaware Secretary of State Division of Corporations Delivered 03:20 PM 06/07/2006 FILED 03:20 PM 06/07/2006 SRV 060550753 – 4171489 FILE

CERTIFICATE OF FORMATION

OF

AMICARE OF ARKANSAS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is AmiCare of Arkansas, LLC.

2. The name of the registered agent and the address of the registered office of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

By signing this Certificate of Formation, the undersigned is acting solely in the capacity of organizer for the purpose of forming the Company and he shall have no liability whatsoever for acts done or purportedly done on behalf of the Company.

Executed on June 7, 2006.

/s/ Glen A. Civitts
Glen A. Civitts, Organizer

State of Delaware Secretary of State Division of Corporations Delivered 01:12 PM 02/19/2013 FILED 12:58 PM 02/19/2013 SRV 130190594 – 4171489 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AmiCare of Arkansas, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is: Piney Ridge Treatment Center, LLC (the “LLC”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of February, A.D. 2013.

By:

Authorized Person(s)

Name:	Christopher L. Howard, VP
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